Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS THIRD QUARTER 2007 RESULTS

HSD Penetration Reaches 27.6%

Verizon Wireline Merger in Maine, New Hampshire and Vermont Remains on Track

Company Earns Support for Merger from Key Interveners

CHARLOTTE, N.C. (November 2, 2007) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”), a leading provider of communications services to rural and small urban communities across the country, today announced its financial results for the third quarter ended September 30, 2007.

•                  Revenues for the third quarter of 2007 increased $5.0 million, or 7.1% over the third quarter of 2006.  Revenues increased $3.0 million or 4.4% compared with the third quarter of 2006, excluding the impact of operations acquired in the last twelve months.

•                  Adjusted EBITDA (as defined herein) for the third quarter of 2007 was $34.6 million, compared with $33.4 million for the same period last year.  The increase in Adjusted EBITDA is principally due to an increase in intrastate access revenues of $2.8 million, partially offset by a $2.1 million reduction in distributions from investments due to the sale of the Company’s investment in Orange County-Poughkeepsie Limited Partnership in April 2007.

•                  Loss per share for the third quarter of 2007 was $0.15, compared with earnings per share on a fully diluted basis of $0.17 in the third quarter of 2006.  The decrease in earnings per share is principally the result of expenses related to the Company’s pending merger with Verizon’s wireline operations in Maine, New Hampshire and Vermont and a non-cash loss of $5.7 million related to certain interest rate swap agreements.

“Our third quarter results demonstrate our ability to maintain our focus on our business and particularly on our customers,” said Gene Johnson, Chairman & CEO of FairPoint. “Our financial results for the quarter are indicative of the hard work our team has put forth while undertaking our proposed acquisition of Verizon’s wireline operations in Maine, New Hampshire and Vermont. We continue to focus on driving the top-line, managing costs, maintaining a sound balance sheet and, most importantly, understanding the needs of our customers.”

Mr. Johnson, continued, “While we are experiencing substantial resistance to our merger proposal in the region, we have earned the support of many interveners.  Our culture is to acknowledge objections and work diligently to satisfy them in the best interests of our shareholders, customers and employees.  We believe we have made a great case for the merger with considerable investments in infrastructure, a plan for 675 new positions and significant broadband expansion throughout Northern New England to meet the needs of the residents and businesses of these three states for today, tomorrow and into the future.  While there can be no assurance that we will receive satisfactory approval orders on a timely basis, we continue to anticipate all regulatory approvals will be received by the end of December, allowing the transaction to close on January 31, 2008.”

Results for the three month period ended September 30, 2007

Operating Revenues

Consolidated revenues for the three months ended September 30, 2007 were $75.7 million, an increase of $5.0 million or 7.1%, compared with the three months ended September 30, 2006.  Operations acquired in the last twelve months accounted for approximately $2.0 million of the increase in total revenues.  Excluding the impact of operations acquired in the previous twelve months, revenues increased approximately $3.0 million, or 4.4% compared with the third quarter of the prior year.  Items contributing to the increase in revenues were increases in intrastate access revenue of $2.8 million (principally due to the settlement during the quarter of certain previously disputed access charges totaling $4.4 million), data and internet service revenue of $1.4 million, long distance revenue of $1.1 million and local service revenue of $0.2 million.  These increases were partially offset by decreases in interstate access revenue of $1.5 million and other revenue of $0.9 million.

Operating Expenses

Operating expenses (excluding depreciation and amortization) increased to $54.8 million compared to $40.4 million in the third quarter of 2006. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $13.0 million. The primary drivers of this increase were merger related expenses of $12.5 million and cost of goods sold of $0.6 million (principally related to high speed data (“HSD”) and long distance services), bad debt expense of $0.6 million, materials and supplies expense of $0.3 million and audit and tax services of $0.3 million.  These increases were partially offset by decreases in employee related costs of $0.6 million, billing expenses of $0.5 million and contract services of $0.4 million.

Included in operating expenses are costs associated with stock based compensation which are non-cash expenses.  Total stock based compensation expenses for the three months ended September 30, 2007 and September 30, 2006 were $1.0 million and $0.8 million, respectively.  Depreciation and amortization expense decreased $0.2 million compared to the same period in 2006.  Also, in the third quarter, the Company recorded a gain of $2.2 million on the sale of the operating assets of Yates City Telephone Company in Illinois, which had less than 500 access lines at the time of sale.

Net (Loss) Income and Earnings per Share

Net income (loss) decreased $11.2 million compared to the third quarter of 2006, resulting in a net loss of $5.2 million for the three months ended September 30, 2007.  This decrease was primarily driven by higher expenses, principally related to the pending merger with Verizon’s wireline operations in Maine, New Hampshire and Vermont and a non-cash loss of $5.7 million related to certain interest rate swap agreements.  The Company reported a loss per share of $0.15 for the three months ended September 30, 2007, compared with earnings per share on a fully diluted basis of $0.17 for the same period in 2006.

Net Cash Provided by Operating Activities from Continuing Operations

Net cash provided by operating activities from continuing operations for the nine months ended September 30, 2007 was $24.2 million, a decrease of $34.8 million compared with the nine months ended September 30, 2006.   The primary driver of this decrease in net cash provided by operating activities from continuing operations was the $28.4 million of merger related expenses incurred during the nine months ended September 30, 2007.  The remaining decrease is due to other changes in current assets and liabilities.

Adjusted EBITDA and Cash Available for Dividends

Adjusted EBITDA for the three months ended September 30, 2007 was $34.6 million, compared with Adjusted EBITDA of $33.4 million for the same period in the prior year.  The increase in Adjusted EBITDA is principally due to the $2.8 million increase in intrastate access revenue partially offset by a

$2.1 million reduction in distributions from investments.  The Company incurred expenses of $12.5 million in the third quarter of 2007 related to the pending merger with Verizon’s wireline operations in Maine, New Hampshire and Vermont.  The Company’s credit facility allows these expenses to be added back to calculate Adjusted EBITDA and merger related capital expenditures to be added back to Cash Available for Dividends, up to $72.85 million in the aggregate.  Cash Available for Dividends (as defined herein) of $21.5 million was generated during the three months ended September 30, 2007.  Cash Available for Dividends for the three months ended September 30, 2007 was up from the $12.1 million generated in the three months ended June 30, 2007 due to the increase in Adjusted EBITDA and gains recognized on the sale of assets of $5.2 million during the third quarter.

Operational highlights

•                  HSD penetration increased to 27.6% of voice access lines at September 30, 2007 compared to 22.7% at September 30, 2006.

•                  HSD average revenue per subscriber (“ARPU”) was $41.57 for the third quarter of 2007, consistent with previous quarters.

•                  Total HSD subscribers increased by 1,846 in the third quarter of 2007 to 66,978 at September 30, 2007.

•                  Interstate long distance penetration at September 30, 2007 increased to 53.7% of voice access lines compared to 45.6% at September 30, 2006, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•                  Total access line equivalents were 309,857 as of September 30, 2007.  Total access line equivalents as of September 30, 2007 increased 0.3% compared with September 30, 2006 and decreased 0.9% compared with September 30, 2006 including only lines owned for the full year.

•                  Voice access lines, excluding lines acquired or disposed of in the last twelve months, as of September 30, 2007 decreased 4.8% compared to September 30, 2006.

Access Line Equivalents

	9/30/2007	6/30/2007	9/30/2006	% change 9/30/07 to 9/30/06
Access lines owned for full year(1):
Voice access lines	239,221	243,637	251,286	(4.8)%
HSD subscribers	66,310	64,493	57,095	16.1%
Subtotal: Access line equivalents	305,531	308,130	308,381	(0.9)%

Access lines acquired or disposed of during the last twelve months(1)(2):
Voice access lines	3,658	3,725	477	N/A
HSD subscribers	668	639	—	N/A
Subtotal: Access line equivalents	4,326	4,364	477	N/A

Total access line equivalents	309,857	312,494	308,858	0.3%

(1)          In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (“CLEC”) companies.  Historically, these access lines have not been included in the Company’s access line and subscriber counts.  CLEC lines have been included in the line counts for all periods above for comparison purposes.

(2)          Represents voice access lines and HSD subscribers for companies owned less than twelve months.  The Company completed the acquisition of the assets of Cass County Telephone Company Limited Partnership in the third quarter of 2006, the acquisition of Unite Communications Systems, Inc. in the third quarter of 2006 and the acquisition of The Germantown Independent Telephone Company in the fourth quarter of 2006.  The Company sold the operations of a subsidiary, Fremont Broadband, LLC, during the second quarter of 2006 and sold the operations of a subsidiary, Yates City Telephone Company, during the third quarter of 2007.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of September 30, 2007, was the quarter ended June 30, 2007).  Under this covenant, as of September 30, 2007, the Company had Cumulative Cash Available for Dividends of $43.6 million, from which it paid a dividend on October 16, 2007 of $13.9 million, resulting in a carryover of $29.7 million of Cumulative Cash Available for Dividends.  In addition to this $29.7 million carryover, based on the Company’s financial performance through September 30, 2007 as described in this earnings release, the Company generated an additional $21.5 million of Cash Available for Dividends and as a result expects to have $51.2 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend.  Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

2007 Outlook

For the full year, FairPoint continues to anticipate revenues of $281 to $284 million. FairPoint continues to expect Adjusted EBITDA for the full year to be $123 to $125 million. Expected full year capital expenditures for 2007 remain unchanged at approximately $29 to $31 million, excluding expenditures related to the merger.

As previously disclosed, the Company expects to spend approximately $95 to $110 million on infrastructure and network systems integration and planning through January 31, 2008.  We expect to continue to incur significant monthly cash expenditures related to the merger through the consummation of the merger.  We currently expect the merger will close on January 31, 2008; however, the closing may be delayed if required regulatory approvals have not been obtained.  We anticipate that we will have to rely on borrowings under our credit facility, in addition to cash generated from operations, to make these expenditures and satisfy our debt service and dividend and working capital requirements.  If the closing is significantly delayed, these sources of funds may no longer be available to us.  The Company’s accounting treatment of these expenditures may cause the financial statement impact of these expenditures to be different than the cash flow impact.

Merger Information and Update

The Company announced on January 16, 2007 that it had signed definitive agreements with Verizon Communications Inc. that will result in Verizon establishing separate entities for its local exchange and related business assets in the region, spinning off the capital stock of the parent of those new entities to Verizon’s stockholders, and merging the parent with and into FairPoint.  FairPoint and Verizon are working to complete the merger as quickly as possible after receipt of applicable regulatory approvals.  The merger was approved by FairPoint’s stockholders at its annual meeting on August 22, 2007 and, if regulatory approvals are timely received, FairPoint expects to complete the merger on January 31, 2008.  For additional information on the merger and related agreements, please refer to the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on January 19, 2007, April 23, 2007, June 28, 2007 and July 9, 2007 and the Company’s definitive proxy statement dated July 16, 2007.

The regulatory approval process is proceeding. The Company has submitted pre-filed testimony, answered data requests, participated in technical conferences, presented testimony at hearings (which have concluded) and is preparing formal briefs and reply briefs. There can be no assurance that regulatory approval will be received or received on a satisfactory and timely basis.  In addition, at the current time, it is unclear what restrictions, if any, on our operations, capital structure and/or our ability to pay dividends at the current level and/or what expenditure requirements, if any, may be imposed as part of any such regulatory approvals.

The Company has entered into settlement agreements with many intervening parties in all three states, including rural local exchange carriers, competitive local exchange carriers and other wholesale carriers and electric utilities.  Many of these parties have announced their support of the merger. Settlement conferences with certain other interveners continue.

FairPoint also received approval from the Virginia State Corporation Commission and the Illinois Commerce Commission.

Merger Integration Update

•                  First data extract of Verizon Northern New England data completed

•                  Data mapping rules completed

•                  Build II of systems integration completed

•                  Build III delivered to test groups, includes core functionality for over 65% of the functional components and 79% of the planned operational system support (OSS) interfaces

•                  Major systems and integrated interfaces are being tested with sample data from Verizon extracts

•                  Developed draft Cutover Readiness Plans

•                  Developed draft training plans for Close and Cutover releases

•                  Completed demonstration of the wholesale gateway to CLEC customers

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter results at 8:30 a.m. EDT on November 2, 2007.  Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications third quarter earnings call.  A telephonic replay will be available for anyone unable to participate in the live call.  To access the replay, call (800) 642-1687 and enter the confirmation code 21399083.  The recording will be available from Friday, November 2, 2007 at 1:00 p.m. (EDT) through Friday, November 9, 2007 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section.  An online replay will be available beginning at 1:00 p.m. (EDT) on November 2, 2007 and will remain available for one year.  During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters.  The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock.  However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s quarterly report to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 30 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. FairPoint is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  FairPoint’s results for the quarter ended September 30, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read this document and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint

Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$8,842	$3,805
Current receivables, net	49,349	28,533
Other current assets	11,965	13,184
Deferred income tax, net	8,387	33,648
Total current assets	78,543	79,170
Property, plant, and equipment, net	248,365	246,264
Investments	6,529	12,057
Goodwill	498,913	499,184
Deferred income tax, net	38,162	23,830
Deferred charges and other assets	20,260	24,725
Total assets	$890,772	$885,230

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,270	$14,337
Dividends payable	13,953	13,908
Current portion of long-term debt	743	714
Demand notes payable	260	312
Accrued interest payable	712	560
Other accrued liabilities	21,234	16,017
Liabilities of discontinued operations	475	486
Total current liabilities	63,647	46,334

Long-term liabilities:
Long-term debt, net of current portion	607,294	607,272
Deferred credits and other long-term liabilities	16,176	6,897
Total long-term liabilities	623,470	614,169
Minority interest	7	8
Stockholders’ equity:
Common stock	353	352
Additional paid-in capital	491,325	530,536
Accumulated deficit	(285,990)	(311,545)
Accumulated other comprehensive (loss) income, net	(2,040)	5,376
Total stockholders’ equity	203,648	224,719
Total liabilities and stockholders’ equity	$890,772	$885,230

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)

Revenues	$75,707	$70,700	$215,276	$199,687
Operating expenses:
Operating expenses, excluding depreciation and amortization	54,846	40,362	155,716	112,242
Depreciation and amortization	12,624	12,839	37,873	39,826
Gain on sale of operating assets	(2,164)	—	(2,164)	—
Total operating expenses	65,306	53,201	191,425	152,068
Income from operations	10,401	17,499	23,851	47,619
Other income (expense):
Net gain on sale of investments and other assets	2,759	64	49,586	14,289
Interest and dividend income	294	211	805	3,138
Interest expense	(9,924)	(9,969)	(29,932)	(29,514)
Loss on derivative instruments	(5,669)	—	(5,669)	—
Equity in net earnings of investees	320	1,841	4,889	8,206
Total other (expense) income	(12,220)	(7,853)	19,679	(3,881)
(Loss) income before income taxes	(1,819)	9,646	43,530	43,738
Income tax expense	(3,372)	(3,668)	(17,974)	(16,965)
Minority interest	—	(1)	(1)	(2)
Net (loss) income	$(5,191)	$5,977	$25,555	$26,771

Weighted average shares outstanding:
Basic	34,770	34,651	34,736	34,618
Diluted	34,770	34,796	34,967	34,711

Earnings (loss) per share:
Basic	$(0.15)	$0.17	$0.74	$0.77
Diluted	$(0.15)	$0.17	$0.73	$0.77

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended
	September 30,
	2007	2006
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$25,555	$26,771
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Deferred income taxes	19,411	15,159
Amortization of debt issue costs	1,159	1,200
Depreciation and amortization	37,873	39,826
Minority interest in income of subsidiaries	1	2
Income from equity method investments	(4,889)	(8,206)
Net gain on sale of investments and other assets	(49,586)	(14,289)
Gain on sale of operating assets	(2,164)	—
Loss on derivative instruments	5,669	—
Other non cash items	2,963	1,403
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	(21,399)	2,838
Accounts payable and other accrued liabilities	12,771	(4,193)
Income taxes	(1,274)	(520)
Other assets/liabilities	(1,942)	(996)
Total adjustments	(1,407)	32,224
Net cash provided by operating activities of continuing operations	24,148	58,995
Cash flows from investing activities of continuing operations:
Net capital additions	(39,870)	(25,636)
Distributions from investments	2,640	7,901
Net proceeds from sales of investments and other assets	60,229	43,416
Acquisitions of telephone properties, net of cash acquired	—	(37,643)
Other, net	265	(183)
Net cash provided by (used in) investing activities of continuing operations	23,264	(12,145)
Cash flows from financing activities of continuing operations:
Loan origination costs	(628)	—
Proceeds from issuance of long-term debt	115,945	94,450
Repayments of long-term debt	(115,919)	(99,583)
Proceeds from exercise of stock options	—	24
Dividends paid to common stockholders	(41,763)	(41,384)
Net cash used in financing activities of continuing operations	(42,365)	(46,493)
Cash flows of discontinued operations:
Operating cash flows, net used in	(10)	(957)
Net increase (decrease) in cash	5,037	(600)
Cash, beginning of period	3,805	5,083
Cash, end of period	$8,842	$4,483

FairPoint Communications, Inc.

Non-GAAP Financial Measures Reconciliation

For the Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended	Three Months Ended
	09/30/07	09/30/06
	(Dollars in thousands)

Net cash provided by operating activities from continuing operations	$(194)	$11,743

Adjustments:
Depreciation and amortization	(12,624)	(12,839)
Other non-cash items	(7,226)	(2,493)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	14,853	9,566
(Loss) income from continuing operations	(5,191)	5,977
Adjustments:
Interest expense	9,924	9,969
Provision for income taxes	3,372	3,668
Depreciation and amortization	12,624	12,839
EBITDA	20,729	32,453
Adjustments:
Net gain on sale of investments and other assets	(4,923)	(64)
Equity in net earnings of investees	(320)	(1,841)
Distributions from investments	30	2,161
Non-cash stock based compensation	971	752
Merger transaction and transition expenses	12,452	—
Other non-cash item	5,669	—
Deferred patronage dividends	(27)	(13)
Adjusted EBITDA	$34,581	$33,448

	Nine Months Ended	Nine Months Ended
	09/30/07	09/30/06

Net cash provided by operating activities from continuing operations	$24,148	$58,995
Adjustments:
Depreciation and amortization	(37,873)	(39,826)
Other non-cash items	25,992	4,731
Changes in assets and liabilities arising from continuing operations, net of acquisitions	13,288	2,871
Income from continuing operations	25,555	26,771
Adjustments:
Interest expense	29,932	29,514
Provision for income taxes	17,974	16,965
Depreciation and amortization	37,873	39,826
EBITDA	111,334	113,076
Adjustments:
Net gain on sale of investments and other assets	(51,750)	(14,289)
Equity in net earnings of investees	(4,889)	(8,206)
Distributions from investments	2,640	7,901
Non-cash stock based compensation	3,012	2,036
Merger transaction and transition expenses	28,444	—
Other non-cash item	5,669	(637)
Deferred patronage dividends	(41)	13
Adjusted EBITDA	$94,419	$99,894
Plus (minus):
Scheduled principal payments	(511)	(485)
Cash interest expense (adjusted for amortization and swap interest)	(29,133)	(28,314)
Capital expenditures and other	(21,501)	(26,732)
Investments	—	(112)
Cash received on account of non-cash income excluded from Adjusted EBITDA	—	3,000
Gain on sale of investment/assets	5,313	14,498
Cash income taxes	(2,270)	(2,284)
Cash Available for Dividends	$46,317	$59,465

“EBITDA” means net income before income from discontinued operations, interest expense, income taxes, and depreciation and amortization.

“Adjusted EBITDA” is defined in FairPoint’s credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint’s credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income: provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, certain one-time charges recorded as operating expenses related to the transactions contemplated by the Company’s Merger Agreement with Verizon Communications Inc. and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

“Cash Available for Dividends” means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization and swap interest), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business, and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

FairPoint Communications, Inc.

Sequential Financial Information for the Quarters ending September 30, June 30, March 31, 2007, December 31, and September 30, 2006

(Dollars in thousands)	Three Months Ended September 30, 2007	Three Months Ended June 30, 2007	Three Months Ended March 31, 2007	Three Months Ended December 31, 2006	Three Months Ended September 30, 2006

Consolidated Results:
Revenues (1):
Local calling services	$17,453	$17,532	$17,504	$17,784	$16,586
USF - high cost loop support	5,245	4,445	4,616	5,380	5,116
Interstate access revenue	18,360	18,134	18,404	18,774	19,402
Intrastate access revenue	13,541	9,606	9,725	9,328	10,545
Long distance services	7,843	7,542	7,121	6,155	6,694
Data and internet services	8,805	8,225	7,832	7,520	7,106
Other services	4,460	4,413	4,470	5,441	5,251
Total revenues	75,707	69,897	69,672	70,382	70,700
Operating expenses	65,306	63,948	62,171	56,631	53,201
Income from operations	10,401	5,949	7,501	13,751	17,499
Other income (expense)	(12,220)	39,036	(7,137)	(7,113)	(7,853)
Earnings from continuing operations before income taxes	(1,819)	44,985	364	6,638	9,646
Income taxes	(3,372)	(14,205)	(397)	(2,893)	(3,668)
Minority interest in income of subsidiaries	—	(1)	—	—	(1)
Income from discontinued operations	—	—	—	574	—
Net income (loss)	$(5,191)	$30,779	$(33)	$4,319	$5,977

Cash Available for Dividends:
Adjusted EBITDA	$34,581	$29,904	$31,394	$33,271	$33,448
Plus (minus):
Scheduled principal payments	(173)	(170)	(168)	(166)	(164)
Cash interest expense (adjusted for amortization and capitalized interest)	(9,781)	(9,705)	(9,647)	(9,780)	(9,594)
Capital expenditures and other	(6,849)	(7,759)	(6,893)	(6,412)	(8,100)
Investments	—	—	—	—	—
Cash received on account of non-cash income excluded from Adjusted EBITDA	—	—	—	1,000	1,000
Gain on sale of investment/assets	5,165	75	73	350	59
Cash income taxes	(1,423)	(263)	(584)	(85)	(1,160)
Cash Available for Dividends	$21,520	$12,082	$14,175	$18,178	$15,489

Cumulative Cash Available for Dividends: (2)
Beginning Balance	$43,637	$45,504	$45,246	40,964	39,331
Add:
Cash Available for Dividends generated during the quarter	21,520	12,082	14,175	18,178	15,489
Less:
Dividends declared and/or paid after July 30, 2005	(13,943)	(13,949)	(13,917)	(13,896)	(13,856)
Cumulative Cash Available for Dividends	$51,214	$43,637	$45,504	$45,246	$40,964

Other information:
Gross property, plant and equipment	$869,999	$856,999	$837,221	$829,234	$815,543
Capital expenditures	16,295	15,832	7,743	6,354	8,100
Cash Interest expense (adjusted for amortization and swap interest)	(9,781)	(9,705)	(9,647)	(9,780)	(9,594)
Access line equivalents (3)	309,857	312,494	310,180	311,150	308,858
Residential access lines	186,304	190,417	191,571	194,119	194,002
Business access lines	56,575	56,945	56,795	57,587	57,761
High Speed Data subscribers	66,978	65,132	61,814	59,444	57,095

DSL subscribers	61,548	59,880	56,851	54,752	52,655
Other HSD subscribers (Wireless and Cable modems)	5,430	5,252	4,963	4,692	4,440

(1)

During the second quarter of 2007, the Company re-categorized certain revenues to more accurately reflect the nature of those revenues. Total revenues did not change as a result of this re-categorization. Revenue categories for prior quarters have been re-classified to present on a comparable basis.

(2)

Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).

(3)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts.